Exhibit 10.20

THIRD AMENDMENT OF LEASE

THIS THIRD AMENDMENT OF LEASE, dated as of the 22d day of May 2019 (this “Agreement”), made by and between TRINITY HUDSON HOLDINGS, LLC, a Delaware limited liability company, having its office at 120 Broadway, 38th Floor, New York, New York 10271 (“Landlord”), and SQUARESPACE, INC., a Delaware corporation, having an address at 225 Varick Street, 12th Floor, New York, New York 10014 (“Tenant”).

W I T N E S E T H:

WHEREAS, Landlord and Tenant are the parties to an Agreement of Lease dated as of September 19, 2014 (the “Original Lease”), which Original Lease has been amended by (i) a letter from Tenant to Landlord, dated March 24, 2015, (ii) a Commencement Date Agreement, dated as of April 23, 2015, (iii) a letter dated June 30, 2016 (iv) a First Amendment of Lease dated as of August 18, 2017 (the “First Amendment”), (v) a Second Amendment of Lease dated as of October 6, 2017, and (vi) a letter dated August 2, 2018 (the Original Lease, as so amended, the “Lease”), whereby Landlord leases to Tenant portions of the rentable areas of the ground floor, basement and sixth (6th) floor, and the entire rentable area of each of the fifth (5th), tenth (10th), eleventh (11th) and twelfth (12th) floors (as more particularly set forth in the Lease, the “Original Premises”) of the building known as 225 Varick Street, New York, New York (the “Building”) for a term expiring on October 31, 2030; and

WHEREAS, Landlord and Tenant desire to amend the Lease to add certain additional premises to the premises demised under the Lease and to otherwise amend the provisions of the Lease, all upon and subject to the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and conditions hereinafter set forth, the parties agree as follows:

1.            Defined Terms. All capitalized terms used in this Agreement which are not otherwise defined herein shall have the meanings ascribed to them in the Lease.

2.            Additional Premises.

(a)           (i)            A portion of the rentable area of the sixth (6th) floor of the Building, which the parties conclusively agree shall be deemed to contain 7,214 rentable square feet, as more particularly shown darkened on the plan annexed hereto as Schedule A-1 (the “Additional Premises”), is hereby added to and shall be considered a part of the Premises demised under the Lease, commencing on the date (the “Additional Premises Commencement Date”) on which Landlord’s Additional Premises Work (as hereinafter defined) is Substantially Complete and expiring on the Expiration Date (i.e., concurrently with the Lease for the balance of the Premises), provided that the Additional Premises Commencement Date may not occur prior to January 1, 2020. Upon the occurrence of the Additional Premises Commencement Date, Tenant shall be leasing the entire rentable area of the sixth (6th) floor of the Building as more particularly shown on the floor plan annexed hereto as Schedule A-2. Landlord shall deliver vacant, broom-clean possession of the Additional Premises to Tenant on the Additional Premises Commencement Date, with (i) Landlord’s Additional Premises Work Substantially Complete, and (ii) the Building Systems that service the Additional Premises being in good working order; it being understood that (x) except for Landlord’s Additional Premises Work, Landlord shall not be obligated to perform any work to prepare the Additional Premises for Tenant’s initial occupancy thereof, and (y) except as set forth herein, Landlord makes no representations, warranties or promises with respect to the Additional Premises. The foregoing is not intended to relieve Landlord from its ongoing maintenance and repair obligations set forth in the Lease. Landlord hereby leases to Tenant, and Tenant hereby hires from Landlord, the Additional Premises upon and subject to all of the terms and conditions of the Lease applicable to the Original Premises, except as otherwise expressly set forth herein, and all references in the Lease to the Premises shall, from and after the Additional Premises Commencement Date, be deemed to refer to both the Original Premises and the Additional Premises, except as otherwise expressly set forth herein.

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(ii)            The “Additional Premises Rent Commencement Date” shall mean the date that is ten (10) months after the Additional Premises Commencement Date.

(iii)            Following the Additional Premises Commencement Date, either party shall, within five (5) days after the other party’s request, execute an agreement substantially in the form of Schedule E annexed to the Original Lease memorializing the Additional Premises Commencement Date; provided, however, that the failure of the parties to so prepare and/or execute such agreement shall not negate the establishment of such dates as reasonably determined by Landlord in accordance with the terms of this Section 2(a). Landlord shall have no liability to Tenant for Landlord’s failure to deliver the Additional Premises on any particular date (except as provided in Section 2(b)(iii) below).

(b)      (i)      Landlord, at its expense and in compliance with all applicable Requirements, shall diligently perform the following work in the Additional Premises (“Landlord’s Additional Premises Work”), prior to delivery of the Additional Premises to Tenant and the occurrence of the Additional Premises Commencement Date:

(A)            Demolish (x) all leasehold improvements in the interior of the Additional Premises back to the core walls, including the toilets in the core restrooms on the sixth (6th) floor adjacent to the Additional Premises, (y) the common corridor that connects the Building elevators to the Additional Premises and (z) the demising wall between the Additional Premises and the portion of the Original Premises in the northwest corner of the Building, and deliver the Additional Premises in vacant and broom-clean condition;

(B)            deliver a Form ACP-5 with respect to the demolished Additional Premises;

(C)            deliver any existing perimeter radiators serving the Additional Premises in good working order with Danfoss control valves with control handles, or, at Tenant’s option, demolish and remove the existing perimeter radiators and all associated plumbing (it being agreed that if Tenant shall desire to have the existing perimeter radiators and associated plumbing demolished, Tenant shall provide notice of such requirement to Landlord within fifteen (15) Business Days after the date of this Agreement, with time being of the essence);

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(D)            flash patch columns, walls and ceilings, as necessary, and, to the extent it exists, remove the topping slab and grind the slab to flat in the Additional Premises (it being agreed that Tenant shall be responsible for polishing and sealing the slabs of the Additional Premises);

(E)            replace the existing steam riser expansion pipe loops, where applicable, with new inline expansion joints (i.e., a bellow, x-flex, slip and/or universal-type expansion joint); and

(F)            At Tenant’s option, to be exercised by notice given by Tenant to Landlord within fifteen (15) Business Days after the date of this Agreement, pin and sheetrock over the existing Building passenger elevator cab openings in the Additional Premises and program the Building passenger elevators so that they will no longer stop on the sixth (6th) floor of the Building (it being agreed that Tenant shall have the right, at Tenant’s option and at Tenant’s expense, to unpin the Building passenger elevators on all floors leased by Tenant).

(ii)            Landlord will give Tenant written notice at least ten (10) Business Days in advance of the date when Landlord expects Landlord’s Additional Premises Work to be Substantially Completed but Landlord shall not incur any liability whatsoever to Tenant in the event Landlord’s Additional Premises Work is not Substantially Completed by any such date.

(iii)            Notwithstanding the foregoing or anything contained herein to the contrary, Landlord shall endeavor to cause Substantial Completion of Landlord’s Additional Premises Work to occur on or prior to January 31, 2020 (such date, subject to day-for-day extension due to Unavoidable Delays, delays caused by Tenant or Persons Within Tenant’s Control and for not more than 60 days the holdover of the current tenant of the Additional Premises beyond October 31, 2019, which is the date its lease of the Additional Premises shall terminate, the “First Target Date”), and provided that no Event of Default shall have occurred and then be continuing, if Landlord shall not have achieved Substantial Completion of Landlord’s Additional Premises Work (A) by the First Target Date (as so extended), Tenant shall be entitled as Tenant’s sole and exclusive remedy by reason of such delay, to a credit against the first Fixed Rent thereafter due and payable in the amount of $1,423.76 for each day after the Target Date until Landlord’s Additional Premises Work is Substantially Completed, or (B) by March 31, 2020 (as so extended, the “Second Target Date”), Tenant shall be entitled as Tenant’s sole and exclusive remedy by reason of such delay, to a credit against the first Fixed Rent thereafter due and payable in the amount of $2,847.52 for each day after the Second Target Date until Landlord’s Additional Premises Work is Substantially Completed or (C) by May 31, 2020 (as so extended) then, until Landlord’s Additional Premises Work is Substantially Completed, Tenant shall be entitled to terminate this Agreement by notice to Landlord, in which event this Agreement shall be deemed null and void and of no further effect, the Lease shall remain in full force and effect according to its terms, the Additional Premises shall be Offer Space under the terms and conditions of Article 43 of the Original Lease and Landlord shall return any sums paid by Tenant to Landlord under this Agreement (but if Tenant shall not exercise Tenant’s termination right, the credit shall continue to accrue until Landlord’s Additional Work is Substantially Completed).

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(c)            For the purposes of this Agreement, “Substantially Completed” or “Substantial Completion” or “Substantially Complete” shall have the meaning ascribed to such terms as set forth in the Original Lease except that all references therein to: (i) “Landlord’s Pre-Delivery Work” shall mean “Landlord’s Additional Premises Work,” and (ii) “Landlord’s Post-Delivery Work” shall mean “AP Post-Commencement Work.” For the avoidance of doubt, all the provisions set forth in the definition of “Substantially Completed” or “Substantial Completion” or “Substantially Complete” set forth in the Original Lease shall apply to Landlord’s Additional Premises Work and AP Post Commencement Work, including, without limitation, the conduct of a walk-through and Landlord’s obligation with respect to completing all Punchlist Items respecting Landlord’s Additional Premises Work and AP Post-Delivery Work.

(d)           (i)            Following the Additional Premises Commencement Date, Landlord, at its expense and in compliance with all applicable Requirements, shall diligently perform the following work in the Additional Premises (the “AP Post-Commencement Work”):

(A)           Fireproof and firestop the Additional Premises, as necessary;

(B)            Ensure that all exterior windows in the Additional Premises are placed in good working order and are of consistent style and condition;

(C)            Stub all Building Systems to the core of the sixth (6th) floor in good working order (it being agreed that Tenant shall connect such Building Systems and services to the Additional Premises);

(D)            Furnish a demand electrical load of six (6) watts per usable square foot of the Additional Premises exclusive of the electricity to operate the Building Systems, the Exclusive Elevators (including the Additional Exclusive Elevator, Tenant’s AC System, Tenant’s Communications Equipment and Tenant’s Generator, if any), but inclusive of the electricity utilized by any Supplemental AC Systems serving the Additional Premises (the “Basic Capacity”). For purposes hereof the Additional Premises shall be deemed to contain 4,624 useable square feet;

(E)            Furnish subpanels for the connection of the Additional Premises to the Building’s Class E System.

(ii)            For the avoidance of doubt, the AP Post-Commencement Work shall not be required to be Substantially Completed as a condition to the occurrence of the Additional Premises Commencement Date. Landlord shall perform the AP Post-Commencement Work diligently, and Landlord and Tenant shall take commercially reasonable steps to coordinate the performance of the AP Post-Commencement Work by Landlord and the performance of the Additional Premises Initial Improvements (as hereinafter defined) by Tenant so that neither is delayed in the completion of its work. Tenant shall provide Landlord access to the Additional Premises necessary to perform the AP Post-Commencement Work without the same constituting a constructive eviction and without any abatement of Rental. Notwithstanding the foregoing, Landlord shall use commercially reasonable efforts to perform the AP Post- Commencement Work in a manner so as not to delay Tenant in the completion of the Additional Premises Initial Improvements or in the occupancy of the Additional Premises for the conduct of Tenant’s business.

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(iii)          All references in the Lease to Landlord’s Work, the Initial Alterations, the Tenant Improvement Allowance, the Storefront Alterations, the Restroom Alterations and Tenant’s AC System Alterations shall be deemed applicable only to the Original Premises (except as provided in Section 3 and Section 4 below).

(iv)          With respect to the Additional Premises Initial Improvements, and the Additional Tenant’s AC System Alterations (as hereinafter defined), Landlord hereby approves the contractors and subcontractors listed on Schedule H of the First Amendment plus the following contractors: John Gallin & Son; Apogee; Icon Interiors; Petretti; and JG Fitzgerald. Additionally, Tenant shall have the right to continue to use Securitas or another reputable vendor as Tenant’s private security vendor.

(v)            Notwithstanding the foregoing or anything contained herein to the contrary, Landlord shall endeavor to cause Substantial Completion of the AP Post- Commencement Work to occur on or prior to the date which is 60 days following the Additional Premises Commencement Date (such date, subject to day-for-day extension due to Unavoidable Delays and delays caused by Tenant or Persons Within Tenant’s Control, the “Post Commencement Work Target Date”), and provided that no Event of Default shall have occurred and then be continuing, if Landlord shall not have achieved Substantial Completion of the AP Post-Commencement Work within thirty (30) days after the Post-Commencement Work Target Date (such date, subject to day-for-day extension due to Unavoidable Delays and delays caused by Tenant or Persons Within Tenant’s Control, the “Outside Post Commencement Work Target Date”), Tenant shall be entitled, as Tenant’s sole and exclusive remedy by reason of such delay, to a credit against the first Fixed Rent thereafter due and payable in the amount of $1,423.76 for each day after the Outside Post Commencement Work Target Date until the AP Post-Commencement Work is Substantially Completed.

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3.            Additional Premises Improvement Allowance. In consideration of Tenant’s acceptance of the Additional Premises in its “as is” condition (except for Landlord’s Additional Premises Work and the AP Post-Commencement Work as expressly set forth in this Agreement), and Tenant’s agreement to perform leasehold improvements to prepare the Additional Premises for Tenant’s initial occupancy (the “Additional Premises Initial Improvements”), Tenant shall be entitled to an allowance in the amount of $453,760.60 (the “Additional Premises Improvement Allowance”), which shall be disbursed to Tenant in accordance with the terms and conditions of Section 6.5 of the Original Lease, provided that (a) all references therein to (i) the “Premises” shall be deemed to refer to the “Additional Premises”, (ii) the “Initial Alterations” shall be deemed to refer to the “Additional Premises Initial Improvements”, (iii) the “Tenant Improvement Allowance” shall be deemed to refer to the “Additional Premises Improvement Allowance” and (iv) the “Commencement Date” shall be deemed to refer to the “Additional Premises Commencement Date”; (b) the reference in Section 6.5(B)(ii) to “the entire rentable areas of the 10th, 11th and 12th floors” shall be deemed to refer to “the entire Additional Premises”; and (c) Section 6.5(F) shall be amended by deleting the phrase “the Storefront Allowance, the Restroom Allowance and Tenant’s AC System Allowance” and replacing the same with “the Additional Tenant’s AC System Allowance”. The Additional Premises Initial Improvements shall be subject to all of the terms and conditions of Article 6 of the Original Lease, including without limitation, Landlord’s approval of the plans and specifications therefor and the amendments to Section 6.1(B)(1) and Section 6.2 of the Original Lease set forth in Section 14(c) and Section 14(d) of the First Amendment (which shall apply to the Additional Premises). Landlord acknowledges and agrees that, subject to compliance with such terms and conditions, Tenant shall have the right, as part of the Additional Premises Initial Improvements, to connect the vertically contiguous floors of the Additional Premises, provided that any internal stairwell or slab opening shall constitute Specialty Alterations under the Lease. In addition, Landlord acknowledges that, as provided in Section 4 of the First Amendment with respect to the Additional Restroom Allowance, there is an unpaid balance of $58,000.00 for Tenant’s use in connection with Alterations to the restrooms on the north side of the 6th floor.

4.            Additional Tenant’s AC System Allowance. In addition to the Additional Premises Improvement Allowance, in consideration of Tenant’s agreement to perform Alterations to extend Tenant’s AC System to serve the Additional Premises in compliance with all applicable Laws (the “Additional Tenant’s AC System Alterations”), Tenant shall, subject to the terms hereof, be entitled to an allowance in the amount of $91,241.38 (the “Additional Tenant’s AC System Allowance”), which shall be disbursed to Tenant in accordance with the terms and conditions of Section 6.8 of the Original Lease, provided that all references therein to (i) “Tenant’s AC System Alterations” shall be deemed to refer to the “Additional Tenant’s AC System Alterations”, (ii) “Tenant’s AC System Allowance” shall be deemed to refer to the “Additional Tenant’s AC System Allowance”, and (iii) the “Commencement Date” shall be deemed to refer to the “Additional Premises Commencement Date”. The Additional Tenant’s AC System Alterations shall be subject to all of the terms and conditions of Article 6 of the Original Lease (as amended by this Agreement), including without limitation, Landlord’s approval of the plans and specifications therefor and the amendments to Section 6.1(B)(1) and Section 6.2 of the Original Lease set forth in Section 14(c) and Section 14(d) of the First Amendment (which shall apply to the Additional Premises).

5.            Fixed Rent.

(a)            Tenant shall continue to pay the Fixed Rent and Operating Expense Payment applicable to the Original Premises pursuant to the terms and conditions of the Lease (as unamended by this Agreement).

(b)            In addition, from and after the Additional Premises Rent Commencement Date, Tenant shall pay the Fixed Rent and Operating Expense Payment applicable to the Additional Premises at the rates set forth on Schedule B annexed hereto.

(c)            For the avoidance of doubt, Tenant shall not be required to pay Fixed Rent with respect to the Additional Premises during the period from the Additional Premises Commencement Date through and including the day immediately preceding the Additional Premises Rent Commencement Date.

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6.            Escalation Rent.

(a)            Tenant shall continue to pay the Escalation Rent applicable to the Original Premises pursuant to the terms and conditions of Article 3 of the Lease (as unamended by this Agreement).

(b)            In addition, from and after the Additional Premises Commencement Date, Tenant shall pay Escalation Rent applicable to the Additional Premises in accordance with the terms and conditions of Article 3 of the Lease, provided, however, that as applicable to the Additional Premises, (i) the term “Base Tax Factor” shall mean the Taxes payable for the calendar year commencing on January 1, 2020 and ending on December 31, 2020 (i.e., the average of the Taxes payable for the Tax Years commencing July 1, 2019 and July 1, 2020), and (ii) the term “Tenant’s Share” shall mean 1.976%.

7.            Electric Current. As of the Additional Premises Commencement Date, Landlord shall furnish the Basic Capacity to the Additional Premises, and in no event shall the electrical load in the Additional Premises exceed the Basic Capacity. Such electricity shall be provided upon and subject to the terms and conditions set forth in Article 4 of the Original Lease, except that with respect to the Additional Premises, the reference in Section 4.2(A) of the Original Lease to “one hundred eight percent (108%)” shall be deemed to refer to “one hundred four percent (104%)”.

8.            Security Deposit. Throughout the Term, Landlord shall continue to hold the Security Deposit in accordance with the terms and conditions of Article 35 of the Lease. Landlord and Tenant acknowledge and agree that Tenant shall not be required to increase the Security Deposit in conjunction with its leasing of the Additional Premises.

9.            Brokers. Each of Landlord and Tenant represents and warrants that it has had no dealings or communications with any broker or agent in connection with this Agreement, other than CBRE, Inc. (the “Broker”). Landlord and Tenant covenant and agree to pay, hold harmless and indemnify the other party from and against any and all claims or other liability for any compensation, commissions or charges claimed by any broker or agent (other than the Broker with respect to Tenant’s indemnity to Landlord) who claims to have dealt with the indemnitor in connection with this Agreement and for any and all costs incurred by the indemnitee in connection with such claims, including without limitation, attorneys’ fees and disbursements. Landlord shall pay the Broker its commission pursuant to one or more separate agreements. The provisions of this Section 9 shall survive the expiration or sooner termination of this Agreement.

10.          Expansion Options. For the avoidance of doubt, Section 12 of the First Amendment shall be deleted in its entirety.

11.          Options to Renew. The Additional Premises shall be included in Tenant’s Renewal Options, as described in Section 13 of the First Amendment.

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12.          Additional Lease Modifications.

(a)            In lieu of so-called free freight elevator usage for Tenant’s initial move into the Additional Premises, Landlord shall grant Tenant a credit in the amount of $10,200.00 against the installment(s) of Fixed Rent first due and payable following the Additional Premises Rent Commencement Date;

(b)            Landlord shall furnish sufficient steam heat to the Additional Premises for the comfortable occupancy of the Additional Premises through perimeter radiators and all other services provided by Landlord to the Original Premises.

13.          Certification; Ratification. As of the date hereof, Tenant certifies to Landlord that to the best of Tenant’s knowledge, (i) Landlord is not in default under the terms or conditions of the Lease and Tenant is not entitled to any credits or offsets against the rent due thereunder; and (ii) no event has occurred which would constitute a default under the Lease, either upon service of notice or the passage of time. Except as and to the extent modified by this Agreement, all of the terms, covenants and conditions of the Lease are hereby ratified and confirmed and shall remain in full force and effect.

14.          Signatures. This Agreement is offered for signature by Tenant and it is understood that this Agreement shall not be binding upon Landlord or Tenant unless and until Landlord shall have executed and delivered a fully-executed copy of this Agreement to Tenant.

15.          No Oral Modification. This Agreement may not be changed or terminated orally, but only by an agreement in writing signed by Landlord and Tenant.

16.          Counterparts; Electronic Signatures, Etc. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which when taken together will constitute one and the same instrument. The signature page of any counterpart of this Agreement may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart of this Agreement identical thereto except having an additional signature page executed by the other party(ies) to this Agreement attached thereto. An executed counterpart of this Agreement transmitted by facsimile, email or other electronic transmission shall be deemed an original counterpart and shall be as effective as an original counterpart of this Agreement and shall be legally binding upon the parties hereto to the same extent as delivery of an original counterpart.

-Balance of page is blank; Signature page follows-

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IN WITNESS WHEREOF, this Agreement has been executed as of the day and year first above written.

LANDLORD:

TRINITY HUDSON HOLDINGS, LLC

By:	/s/ Sujohn Sarkar

Sujohn Sarkar
Chief Executive Officer

By:	/s/ Susan MacEachron
Susan MacEachron
Chief Financial Officer

TENANT:

SQUARESPACE, INC.

By:	/s/ Courtenay O’Connor
Name:	Courtenay O’Connor
Title:	General Counsel